ETF Opportunities Trust 485BPOS

Exhibit 99(j)(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated March 3, 2025, relating to the financial statements and financial highlights of SMI 3Fourteen Full‐Cycle Trend ETF, a series of ETF Opportunities Trust, which are included in Form N‐CSR for the period ended  December  31,  2024,  and  to  the  references  to  our  firm  under  the “Fund  Service  Providers”, and “Financial Highlights” in the Prospectus and “Management and Other Service Providers”, and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 29, 2025